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[The following article was posted on Hercules' web site on July 17, 2003:]

                                 Reprinted From
                               THE NEW YORK TIMES
                                                           Friday, July 11, 2003
--------------------------------------------------------------------------------

                    CORPORATE RAIDER TRIES A MONEYLESS COUP

By ANDREW ROSS SORKIN

Samuel J. Heyman, the 1980's corporate raider, is at it again.

Mr. Heyman, who bought the chemical giant GAF in 1988 for about $5 billion after a long tug of war with the board, now wants to take over Hercules Inc., a chemical company worth more than $1 billion, for nothing.

Mr. Heyman, who already controls four dissident seats on the Hercules board that he won in 2001 after a drawn-out proxy fight, has started another proxy contest for four more seats to put him in charge of the 13-member board. While Mr. Heyman is not seeking financial control of Hercules, if he succeeds, he would arguably have day-to-day control.

The management of Hercules, led by William H. Joyce, has mounted a campaign to fend off Mr. Heyman's advances, arguing that he "is trying to seize control of the company without paying shareholders anything."

The cast of characters in this bitter battle includes Mario Gabelli, the largest shareholder of Hercules through his firm, Gabelli Asset Management, who is trying to play the role of referee.

With only two weeks before the annual shareholder meeting of Hercules - when the vote will be taken - Mr. Heyman's chance of success appears tenuous. Yesterday, Hercules' management scored its second victory this week, announcing that it expected to beat analysts' second-quarter and full-year estimates. Hercules, based in Wilmington, Del., said it would earn 21 cents to 23 cents a share in the quarter, excluding certain items.

On Wednesday, Institutional Shareholder Services, an influential adviser to large institutional investors, came out against Mr. Heyman in favor of management. "I.S.S. believes that dissidents have not met the burden of proof in terms of a coherent transition plan and strategy to warrant control of the board," the group said.

Still, if history is a gauge, Mr. Heyman has a chance. He won the 2001 proxy contest without the support of Institutional Shareholder Services.

But analysts are less confident that Mr. Heyman will win this time around, unless he considers making a more traditional takeover proposal - with real money.

"My guess is that management will win this vote," said Paul C. Christopherson, an analyst at New Vernon Associates in Parsippany, N.J. "In the final analysis, I don't think Bill Joyce objects to selling the company, but this proposal is not that," he said, estimating that the company's shares would be worth $13 to $14 in a true takeover. Shares of Hercules fell 14 cents yesterday, to $10.28.

The timing of the vote is crucial for Mr. Heyman's group, called Hercules Shareholders' Committee for New Management, because if it does not win this year, it would have to wait two more years to mount a new campaign for control. Mr. Heyman's dissident slate of directors is scheduled to stand for re-election next year.

The clash between Mr. Heyman and Mr. Joyce has become increasingly personal. In a letter to Hercules shareholders, Mr. Heyman's group recently attacked Mr. Joyce's record. "We believe that voting for the board's nominees and allowing Joyce to remain at Hercules for another year is like renewing his driver's license on the basis of his poor accident record," the letter said. "Please help end the long nightmare Hercules shareholders and employees have experienced under Joyce and his predecessors."

Mr. Joyce countered with is own personal attack on Mr. Heyman. "Sam Heyman is clearly looking out for his own interests, and we urge shareholders to disregard his self-serving rhetoric and reject the slate of nominees that he has hand-picked, paid and indemnified," he said in a statement.

Last month, Mr. Gabelli proposed sponsoring a debate between Mr. Heyman and Mr. Joyce. "I would be privileged to host a debate whereby each side can invite guests," Mr. Gabelli said in a filing with the Securities and Exchange Commission. "I will serve as moderator. May the better side win. Clearly, if one side accepts and the other doesn't, I will certainly view this as an element in how we would instruct our clients to vote their shares."

Mr. Heyman accepted the invitation; Mr. Joyce declined, though he is planning to make his own private presentation to Mr. Gabelli and his investors next Thursday.

Last time around, Mr. Gabelli supported Mr. Heyman.

Copyright 2003 by THE NEW YORK TIMES COMPANY. Reprinted for web use with permission. Reprinted by Scoop ReprintSource 1-800-767-3263